Exhibit 99.1

HERSHEY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2012
RESULTS; UPDATES OUTLOOK FOR 2013

•	Fourth quarter and full-year 2012 net sales increase 11.7% and 9.3%, respectively

•	Fourth quarter earnings per share-diluted of $0.66 as reported and $0.74 adjusted

•	Full-year 2012 earnings per share-diluted of $2.89 as reported and $3.24 adjusted

•	Outlook for 2013 net sales reaffirmed, earnings per share-diluted increased:
-    Full-year net sales expected to increase 5-7%, driven primarily by volume
-    Reported earnings per share-diluted expected to be $3.47 to $3.56

-	Adjusted earnings per share-diluted expected to increase 10-12% and be in the $3.56 to $3.63 range, greater than the previous estimate of an 8-10% increase

HERSHEY, Pa., January 31, 2013 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter ended December 31, 2012. Consolidated net sales were $1,751,035,000 compared with $1,567,145,000 for the fourth quarter of 2011. Reported net income for the fourth quarter of 2012 was $149,879,000 or $0.66 per share-diluted, compared with $142,133,000 or $0.62 per share-diluted for the comparable period of 2011.
“Hershey's fourth quarter financial and marketplace results represent a strong finish to 2012 and validate our strategy of focusing investments in the U.S. and key international geographies,” said John P. Bilbrey, President and Chief Executive Officer, The Hershey Company. “As expected, fourth quarter marketplace performance was solid and we gained market share in every category - chocolate, non-chocolate, mint and gum. We had solid seasonal growth in 2012, with retail sell-through in measured channels in line with our estimates. Additionally, for the combined four seasons, and the important Halloween period, our market share gain was identical, 0.8 points.

Our solid financial performance gave us flexibility in our approach to investments in global go-to-market capabilities that will benefit Hershey over the near and long-term. We'll build on our success in 2013 and are confident that our plans will drive core brand volume growth in U.S. and international markets.”
As described in the Note, for the fourth quarter of 2012, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $24.3 million or $0.08 per share-diluted. These charges included $7.9 million, or $0.03 per share-diluted, related to the Project Next Century program, non-service-related pension expense (NSRPE) of $7.6 million, or $0.02 per share-diluted, and acquisition and integration costs related to Brookside Foods Ltd. (Brookside) of $1.3 million. Additionally, the Company recorded a non-cash impairment charge of $7.5 million, or $0.03 per share-diluted, related to its 69 percent investment in Tri-US, Inc. of Boulder, Colorado, a company that manufactured nutritional beverages under the “mix1®” brand name. As a result, reported gross margin of 43.1 percent increased 280 basis points versus last year while reported income before interest and income taxes (EBIT) margin of 14.4 percent declined 20 basis points versus 2011. For the fourth quarter of 2011, results included pre-tax charges for Project Next Century and the Global Supply Chain Transformation Program of $27.7 million, or $0.08 per share-diluted, and $1.0 million of NSRPE. Adjusted net income, which excludes these net charges, was $169,186,000, or $0.74 per share-diluted, in the fourth quarter of 2012, compared with $160,325,000, or $0.70 per share-diluted, in the fourth quarter of 2011, an increase of 5.7 percent in adjusted earnings per share-diluted.
For the full year 2012, consolidated net sales were $6,644,252,000, compared with $6,080,788,000 in 2011, an increase of 9.3 percent. Reported net income for 2012 was $660,931,000, or $2.89 per share-diluted, compared with $628,962,000 or $2.74 per share-diluted, for 2011. As described in the Note, for the full years 2012 and 2011, these results, prepared in accordance with GAAP, include net pre-tax charges of $117.7 million and $35.0 million, or $0.35 and $0.09 per share-diluted, respectively. Charges associated with the Project Next Century program for 2012 and 2011 were $76.3 million and $43.4 million, or $0.22 and $0.11 per share-diluted, respectively. NSRPE for 2012 and 2011 was $20.6 million and $2.8 million, or $0.06 and $0.01 per share-diluted, respectively.

Additionally, 2012 results were impacted by acquisition and integration costs related to the Brookside acquisition of $13.4 million, or $0.04 per share-diluted and the aforementioned non-cash goodwill impairment charge of $7.5 million, or $0.03 per share-diluted. Net charges in 2011 also included a pre-tax gain on the sale of non-core trademark licensing rights of $17.0 million, or $0.05 per share-diluted and a $5.8 million, or $0.02 per share-diluted, charge related to the Global Supply Chain Transformation Program. As described in the Note, adjusted net income for each year, which excludes these net charges, was $740,040,000, or $3.24 per share-diluted in 2012, compared with $650,706,000, or $2.83 per share-diluted in 2011, an increase of 14.5 percent in adjusted earnings per-share diluted.
In 2013, the Company expects reported earnings per share-diluted of $3.47 to $3.56. This projection, prepared in accordance with GAAP, assumes business realignment charges and NSRPE costs of $0.07 to $0.09 per share-diluted. Charges associated with the Project Next Century program are expected to be $0.03 to $0.05 per share-diluted while NSRPE is expected to be $0.04 per share-diluted. Despite the impact of these charges in 2013, reported gross margin is expected to increase 250 to 270 basis points.
Fourth Quarter Performance
Hershey's fourth quarter net sales increased 11.7 percent. As expected, organic core brand volume trends sequentially improved driven by the U.S. business. Specifically, volume, excluding the Brookside acquisition, was a 7.0 point benefit as everyday and seasonal product volume was more than double the contribution from new products. Net price realization and foreign currency exchange rates were a 2.3 point and 0.3 point benefit, respectively. For the fourth quarter and full year, the Brookside acquisition was a 2.1 point and 1.9 point benefit, respectively.
Hershey's U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks and year ended December 29, 2012, in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90 percent of the Company's U.S. retail business, was up 7.0 percent and 5.7 percent, resulting in market share gains of 1.2 points and 0.6 points, respectively. U.S. CMG volume and unit trends at retail continued to progress in the fourth quarter and that is the expectation for 2013.

Fourth quarter adjusted gross margin increased 140 basis points driven by net price realization and supply chain productivity and cost savings initiatives, partially offset by higher input costs. Selling, marketing and administrative (SM&A) expenses, excluding advertising, increased about 19 percent in the fourth quarter, slightly greater than initial estimates, driven by planned investments in global go-to-market capabilities, selling and marketing costs and other employee-related expenses. As a result, adjusted EBIT increased 7.4 percent generating adjusted EBIT margin of 15.8 percent, a 60 basis point decline versus last year. For the fourth quarter and full year, advertising increased 27 percent and 16 percent, respectively, supporting new product launches as well as core U.S. and international brands.
Outlook
The Company expects 2013 net sales growth of 5 to 7 percent, including the impact of foreign currency exchange rates. Net sales will be driven primarily by core brand volume growth, the U.S. launch of the Brookside product line in the food, drug and mass channels, as well as innovation such as Kit Kat mini's, Twizzlers Bites, Jolly Rancher Bites and yet to be announced products. In key international markets such as China, the Company will extend the portfolio with the introduction of Hershey's Kisses Deluxe and build on the fourth quarter launch of Hershey's solid chocolate products in instant consumable and take home pack types. In Brazil, new capacity was installed to support geographic expansion of Hershey's Mais chocolate.
As stated in October, gross margin is expected to increase in 2013, driven by productivity, cost savings initiatives and overall input cost deflation. Therefore, the Company expects 2013 adjusted gross margin expansion of 180 to 200 basis points. Given this financial flexibility, in 2013 the Company will accelerate some SM&A investments. Advertising is expected to increase approximately 20 percent versus last year resulting in an advertising-to-sales ratio of about 8 percent. Advertising spending on core U.S. brands is expected to be about in line with last year's increase. Incremental advertising in 2013 will support the Brookside launch and innovation in both the U.S. and international markets, including a broader advertising campaign of the Hershey's brand in China. SM&A expenses, excluding advertising, are expected to increase at a rate greater than net sales. These investments will build on the go-to-market capabilities established over the last few years, as well as the consumer insights work underway in key international markets for the five global brands - Hershey's, Reese's, Hershey's Kisses, Jolly Rancher and Ice Breakers – that the Company believes can transcend borders around the world. Additionally, the Company will continue to support its Insights Driven Performance initiative, invest in international selling and marketing functions and support new products with increased levels of consumer promotion and sampling to drive trial and repeat. As a result, the Company anticipates adjusted earnings per share-diluted growth for the full year to be in the 10 to 12 percent range. This is greater than the previous estimate of an 8 to 10 percent increase.
“Hershey had a solid 2012 and we expect to build on our success in 2013,” continued Bilbrey. “In 2012 we opened one of the most technologically advanced chocolate manufacturing facilities in our hometown of Hershey, Pa, initiated and completed construction of a new innovation center in Shanghai, successfully integrated the Brookside business and increased market share in key geographies as well as across all channels in our U.S. business. While the macroeconomic environment remains challenging, we are well positioned to succeed in the marketplace and deliver on our commitments in 2013,” Bilbrey concluded.

Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges, business acquisition closing and integration costs, certain gains and losses, and non-service-related pension costs. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation is provided below of earnings per share-diluted in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures, which exclude business realignment and impairment charges as well as non-service-related pension expense in 2012 and 2011, closing and integration costs primarily related to the Brookside acquisition in 2012 and a gain on the sale of trademark licensing rights recorded in the third quarter of 2011.

	Fourth Quarter Ended
	December 31, 2012		December 31, 2011
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$755,208	43.1%	$631,206	40.3%
GSCT charges included in cost of sales	—		5,816
Project Next Century (credits)/charges included in cost of sales	(1,658)		15,934
NSRPE included in cost of sales	1,680		—
Acquisition (credits) included in cost of sales	(57)		—
Adjusted non-GAAP Gross Profit/Gross Margin	$755,173	43.1%	$652,956	41.7%

EBIT/EBIT Margin	$252,617	14.4%	$229,009	14.6%
(Credits)/charges included in cost of sales	(35)		21,750
Project Next Century charges included in SM&A	308		941
NSRPE included in SM&A	5,873		993
Acquisition costs included in SM&A	1,400		—
Business Realignment & Impairment charges, net	16,734		5,041
Adjusted non-GAAP EBIT/EBIT Margin	$276,897	15.8%	$257,734	16.4%

Net Income/Net Margin	$149,879	8.6%	$142,133	9.1%
(Credits)/charges included in cost of sales	(35)		21,750
Charges included in SM&A	7,581		1,934
Business Realignment & Impairment charges, net	16,734		5,041
Tax impact of net charges/(credits)	(4,973)		(10,533)
Adjusted non-GAAP Net Income/Net Margin	$169,186	9.7%	$160,325	10.2%

EPS - Diluted	$0.66		$0.62
Charges included in cost of sales	—		0.06
Charges included in SM&A	0.02		—
Business Realignment & Impairment charges, net	0.06		0.02
Adjusted non-GAAP EPS - Diluted	$0.74		$0.70

	Twelve Months Ended
	December 31, 2012		December 31, 2011
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$2,859,882	43.0%	$2,531,892	41.6%
GSCT charges included in cost of sales	—		5,816
Project Next Century charges included in cost of sales	36,383		39,280
NSRPE included in cost of sales	8,607		—
Acquisition costs included in cost of sales	4,080		—
Adjusted non-GAAP Gross Profit/Gross Margin	$2,908,952	43.8%	$2,576,988	42.4%

EBIT/EBIT Margin	$1,111,148	16.7%	$1,055,028	17.4%
Charges included in cost of sales	49,070		45,096
Project Next Century charges included in SM&A	2,446		4,961
NSRPE included in SM&A	11,965		2,849
Gain on sale of trademark rights included in SM&A	—		(17,034)
Acquisition costs included in SM&A	9,294		—
Business Realignment & Impairment charges/(credits), net	44,938		(886)
Adjusted non-GAAP EBIT/EBIT Margin	$1,228,861	18.5%	$1,090,014	17.9%

Net Income/Net Margin	$660,931	9.9%	$628,962	10.3%
Charges included in cost of sales	49,070		45,096
Charges/(credits) included in SM&A	23,705		(9,224)
Business Realignment & Impairment charges/(credits), net	44,938		(886)
Tax impact of net charges/(credits)	(38,604)		(13,242)
Adjusted non-GAAP Net Income/Net Margin	$740,040	11.1%	$650,706	10.7%

EPS - Diluted	$2.89		$2.74
Charges included in cost of sales	0.14		0.12
Charges/(credits) included in SM&A	0.07		(0.03)
Business Realignment & Impairment charges, net	0.14		—
Adjusted non-GAAP EPS - Diluted	$3.24		$2.83
In 2011, the Company recorded GAAP charges of $43.4 million, or $0.11 per share-diluted, attributable to Project Next Century and $5.8 million, or $0.02 per share-diluted, related to the Global Supply Chain Transformation (GSCT) program and $2.8 million, or $0.01 per share-diluted, of non-service-related pension expense (NSRPE). Additionally, in the third quarter of 2011, the Company recorded a pre-tax gain on the sale of certain trademark licensing rights of $17.0 million, or $0.05 per share-diluted. In 2012, the Company recorded GAAP charges of $76.3 million, or $0.22 per share-diluted, attributable to Project Next Century program and $20.6 million, or $0.06 per share-diluted, of NSRPE. Additionally, 2012 results were impacted by acquisition and integration costs related to the Brookside acquisition of $13.4 million, or $0.04 per share-diluted and the aforementioned non-cash goodwill impairment of $7.5 million or $0.03 per share-diluted. In 2013 the Company expects to record total GAAP charges of about $10 million to $15 million, or $0.03 to $0.05 per share-diluted, attributable to Project Next Century and $13.2 million, or $0.04 per share-diluted, of non-service related pension expenses (NSRPE).

Below is a reconciliation of earnings per share-diluted in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2011	2012	2013 (Projected)
Reported EPS - Diluted	$2.74	$2.89	$3.47 - $3.56
Acquisition closing & integration charges	—	0.04	—
Gain on sale of trademark licensing rights	(0.05)	—	—
Total Business Realignment and Impairment Charges	0.13	0.25	0.03 - 0.05
NSRPE	0.01	0.06	0.04

Adjusted EPS - Diluted	$2.83	$3.24	$3.56 - $3.63

				Appendix I
The Hershey Company
Project Next Century
Expected Timing of Costs and Savings ($m)

	2013			2014
Realignment Charges:
Cash	$10	to	$15		~	$5
Non-Cash	—		—	—			—

Project Management and Start-up Costs	—		—	—			—

Total Project Next Century Realignment Charges & Costs	$10	to	$15		~	$5

Project Next Century Cap-Ex	$15	to	$20	—			—

Project Next Century projected savings:
Annual	$25	to	$30	$5	to		$10
Cumulative	$60	to	$70	$65	to		$80

Safe Harbor Statement
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully identify, execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations and related growth targets; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks from current or subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; our ability to achieve ongoing annual savings from supply chain realignment initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2011. All information in this press release is as of January 31, 2013. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.
Live Web Cast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.
# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Jeff Beckman	717-534-8090

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2012 and December 31, 2011
(in thousands except per share amounts)

			Fourth Quarter		Twelve Months
			2012	2011	2012	2011

Net Sales			$1,751,035	$1,567,145	$6,644,252	$6,080,788

Costs and Expenses:
Cost of Sales			995,827	935,939	3,784,370	3,548,896
Selling, Marketing and Administrative			485,857	397,156	1,703,796	1,477,750
Business Realignment and Impairment Charges/(Credits), net			16,734	5,041	44,938	(886)

Total Costs and Expenses			1,498,418	1,338,136	5,533,104	5,025,760

Income Before Interest and Income Taxes (EBIT)			252,617	229,009	1,111,148	1,055,028
Interest Expense, net			22,666	21,314	95,569	92,183

Income Before Income Taxes			229,951	207,695	1,015,579	962,845
Provision for Income Taxes			80,072	65,562	354,648	333,883

Net Income			$149,879	$142,133	$660,931	$628,962

Net Income Per Share	- Basic	- Common	$0.69	$0.65	$3.01	$2.85
	- Basic	- Class B	$0.62	$0.59	$2.73	$2.58
	- Diluted	- Common	$0.66	$0.62	$2.89	$2.74

Shares Outstanding	- Basic	- Common	163,349	165,023	164,406	165,929
	- Basic	- Class B	60,630	60,632	60,630	60,645
	- Diluted	- Common	227,264	229,117	228,337	229,919

Key Margins:
Gross Margin			43.1%	40.3%	43.0%	41.6%
EBIT Margin			14.4%	14.6%	16.7%	17.4%
Net Margin			8.6%	9.1%	9.9%	10.3%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2012 and December 31, 2011
(in thousands of dollars)
Assets	2012	2011

Cash and Cash Equivalents	$728,272	$693,686
Accounts Receivable - Trade (Net)	461,383	399,499
Deferred Income Taxes	122,224	136,861
Inventories	633,262	648,953
Prepaid Expenses and Other	168,344	167,559

Total Current Assets	2,113,485	2,046,558

Net Plant and Property	1,674,071	1,559,717
Goodwill	588,003	516,745
Other Intangibles	214,713	111,913
Deferred Income Taxes	12,448	33,439
Other Assets	152,119	138,722

Total Assets	$4,754,839	$4,407,094

Liabilities and Stockholders' Equity

Loans Payable	$375,898	$139,673
Accounts Payable	441,977	420,017
Accrued Liabilities	650,906	612,186
Taxes Payable	2,329	1,899

Total Current Liabilities	1,471,110	1,173,775

Long-Term Debt	1,530,967	1,748,500
Other Long-Term Liabilities	668,732	603,876
Deferred Income Taxes	35,657	—

Total Liabilities	3,706,466	3,526,151

Total Stockholders' Equity	1,048,373	880,943

Total Liabilities and Stockholders' Equity	$4,754,839	$4,407,094